EXHIBIT 99.1

MVC CAPITAL ANNOUNCES INVESTMENT IN
DAKOTA GROWERS PASTA COMPANY, INC.

PURCHASE, NY – August 2, 2004

MVC Capital (NYSE:  MVC) today announced that the Fund has provided $5,000,000 in equity financing to Dakota Growers Pasta Company, Inc.  A U.S. company located in Carrington, North Dakota, Dakota Growers is the third largest manufacturer of dry pasta in North America and a market leader in private label sales.

Dakota Growers and its partners in DNA Dreamfields Company, LLC recently introduced a revolutionary process that significantly reduces the number of digestible carbohydrates found in traditional pasta products.  Unlike other low-carb technologies, which essentially rely upon dilution by replacing carbohydrates with fiber, soy or protein, which negatively affects the taste, texture and cooking quality of the pasta, the DNA Dreamfields technology provides protection against digestible carbohydrates without compromising taste and texture.

The Company’s patent-pending low digestible carbohydrate pasta line is called Dreamfields ™ and has only five grams of digestible carbohydrates in a two-ounce serving, compared to 42 grams of carbohydrates found in conventional pasta for the same serving amount.  Unlike traditional pastas, Dreamfields ™ also offers the health benefits of fiber.  Dreamfields ™ can be found in over 20,000 grocery, drug and club outlets nationwide.  In addition, Dakota Growers and its DNA Dreamfields partners are currently in the process of developing other low-carb products such as rice and dehydrated potatoes.

“We are delighted about our investment in Dakota Growers,” said Michael Tokarz, Chairman and Portfolio Manager of MVC Capital.”  The Company has a highly experienced management team, can readily respond to changing market trends, and is positioned to capitalize on further brand expansion and new product introductions.  An added benefit is that Dakota Growers produces great tasting products that are perfect low-carb substitutes in any diet!”

Timothy Dodd, CEO of Dakota Growers, commented, “We are extremely excited about MVC Capital’s investment in Dakota Growers, and the business and finance expertise that Michael Tokarz and his team can provide to the Company.  We expect to use the funds to capitalize on what we feel are excellent opportunities to promote a healthy lifestyle using the new DNA Dreamfields technology and to bolster our position in the traditional pasta market.”

MVC Capital is a Business Development Company traded on the New York Stock Exchange that seeks to provide long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries.  For additional information about MVC, please contact Kim Levy or Keil Decker at 212-687-8080.

Dakota Growers Pasta Company, Inc. is the third largest manufacturer and marketer of dry pasta products in North America.  The Company is headquartered in Carrington, North Dakota.  For additional information about Dakota Growers, please contact Tom Friezen or Ed Irion at 701-652-2855.

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The information contained in this press release contains forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings wit the Securities and Exchange Commission.

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